SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant  X

Filed by a party other than the registrant

Check the appropriate box:

      Preliminary proxy statement                  Confidential, For Use
                                                   of the Commission Only
 X    Definitive proxy statement                   [as Permitted by rule
                                                   14a-6(e)(2)]
      Definitive additional materials
      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE BOMBAY COMPANY, INC.
               (Name of Registrant as Specified in Its Charter)

       Michael J. Veitenheimer, Vice President, Secretary and General Counsel
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

 X    No fee required.
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:



      (2)  Aggregate number of securities to which transactions applies:



      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):


      (4)  Proposed maximum aggregate value of transaction:



      (5)  Total fee paid:



      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
      was paid previously.   Identify  the  previous filing by registration
      statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:



      (2)  Form, Schedule or Registration Statement No.:



      (3)  Filing Party:



      (4)  Date Filed:

                           THE BOMBAY COMPANY, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 26, 2004


To Bombay Shareholders:

      Please join us for the Annual Meeting of Shareholders of The Bombay Company, Inc. The meeting will be held at the Dorothea Leonhardt Lecture Hall at the Botanic Garden Center Complex, 3220 Botanic Garden Blvd., Fort Worth, Texas, on Wednesday, May 26, 2004 at 9:00 a.m. (C.D.T.). At the meeting, holders of Bombay Common Stock will act on the following matters:

      1. To elect three directors in Class A to serve for three-year terms expiring in 2007, or until their successors are elected and qualified;

      2. To ratify the selection of PricewaterhouseCoopers as the Company's independent auditors for the fiscal year ending January 29, 2005; and

      3. To take action upon any other business that may properly come before the meeting or any adjournment thereof.

      By resolution of the Board of Directors, all shareholders of record as of the close of business on March 25, 2004 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the fiscal year ended January 31, 2004, has been mailed to all shareholders.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY INTERNET OR TELEPHONE.

                                             By Order of the Board of Directors



                                                      MICHAEL J. VEITENHEIMER
                                                    Vice President, Secretary
                                                          and General Counsel

Fort Worth, Texas
April 15, 2004

                           THE BOMBAY COMPANY, INC.
                               550 Bailey Avenue
                            Fort Worth, Texas 76107
                                (817) 347-8200

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 26, 2004


      The Bombay Company, Inc. Board of Directors is soliciting your proxy for use at the Annual Meeting of Shareholders on Wednesday, May 26, 2004. This Notice, Proxy Statement and enclosed form of proxy will be mailed to shareholders beginning Thursday, April 15, 2004.

                                    VOTING

WHO CAN VOTE

      Only shareholders of record at the close of business on March 25, 2004 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting. On that date the Company had 35,522,639 shares of Common Stock outstanding. Each share of Bombay Common Stock you own entitles you to one vote.

      EMPLOYEE BENEFIT PLAN SHARES. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as any shares you own of record, if any. The trustee for each plan will cause votes to be cast in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

HOW YOU CAN VOTE

      If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

         VOTE    BY    INTERNET,    by   going   to   the   web    address
         http://www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card.

         VOTE BY PHONE, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the enclosed proxy card.

         VOTE BY MAIL, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided or return to The Bombay Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or phone, please do not mail your proxy card.

      If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote by Internet or phone.

      IF YOU WOULD LIKE TO VOTE ON ALL PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, THERE IS NO NEED FOR YOU TO SPECIFY YOUR VOTE ON THE INDIVIDUAL PROPOSALS. JUST SIGN AND RETURN YOUR CARD, OR INDICATE BY INTERNET OR PHONE YOUR DESIRE TO VOTE AS RECOMMENDED BY THE BOARD. THE NAMED PROXIES WILL VOTE YOUR SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS DESCRIBED UNDER PROPOSAL ONE-ELECTION OF DIRECTORS, AND FOR PROPOSAL TWO-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.

      If you would like to vote on individual proposals, return your signed and marked proxy card or use Internet or phone voting before the Annual Meeting. The named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal One-Election of Directors. For the second proposal, you may vote "FOR," "AGAINST" or "ABSTAIN" from voting.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

      If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

         Sending written notice of revocation to the Company's Corporate Secretary.

         Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions; (2) following the telephone voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

         Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

QUORUM AND VOTE REQUIREMENTS

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each director. Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote, "broker non-votes" are not counted as among the shares entitled to vote with respect to such matter, and thus have the effect of reducing the number of affirmative votes required to approve a proposal and the number of negative votes or abstentions required to block such approval. Abstentions and withheld votes are counted in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote. Cumulative voting is not permitted.

HOW PROXIES ARE SOLICITED

      The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mail, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or engaged with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                              SECURITY OWNERSHIP

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

      The following tables set forth as of March 25, 2004 the numbers of shares of Common Stock beneficially owned by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all directors and executive officers of the Company as a group and by each person known to Bombay to own more than 5% of the outstanding shares of common stock.

      Under the rules of the Securities and Exchange Commission, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares. The percentages shown are calculated by dividing the number of shares of Common Stock issued and outstanding on March 25, 2004. Exercisable options are added to the shares outstanding numbers for the percentage calculations.

      Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of Common Stock indicated in the table as beneficially owned by such person.

                                          SHARES BENEFICIALLY OWNED

                                    SHARES (1)      OPTIONS    PERCENT OF
NAME OF BENEFICIAL OWNER                                          CLASS

John C. Beuttell                     14,006          45,000         *
James D. Carreker                   211,456          24,000         *
John H. Costello                     41,195          24,000         *
Elaine D. Crowley                    43,905         164,929         *
Stephen Farley                       80,000          45,001         *
Susan T. Groenteman                       0           2,000         *
Brian N. Priddy                      73,468          87,252         *
Paul J. Raffin                       3,457           12,000         *
Julie L. Reinganum                   16,731          29,000         *
Laurie M. Shahon                          0           2,000         *
Bruce R. Smith                       14,526          35,000         *
Nigel Travis                         10,748          19,000         *
All present executive officers and  610,102         718,524       3.67%
   directors as a group (16 persons)


*Less than one percent (1%)

  (1) Does  not  include stock units owned in the Non-Employee Director  Equity
      Plan  as  follows:   Carreker  3,735;  Groenteman  2,747;  Raffin  3,513;
      Reinganum 2,004; Shahon 1,630; Smith 1,467; and Travis 1,630.

SECURITIES OWNED BY OTHER PRINCIPAL SHAREHOLDERS (GREATER THAN 5%)

NAME AND ADDRESS OF               AMOUNT AND NATURE OF PERCENT
BENEFICIAL OWNER                  BENEFICIAL OWNERSHIPOF CLASS

Waddell & Reed Financial, Inc.     2,946,320 shares (1)     8.3%
6300 Lamar Avenue
Overland Park, KS 66202

Mazama Capital Management, Inc.    2,377,500 shares (2)     6.7%
One Southwest Columbia, Suite 1500
Portland, OR 97258

Strong Capital Management, Inc.    1,844,439 shares (3)     5.2%
100 Heritage Reserve
Menomonee Falls, WI 53051

__________

(l) Waddell & Reed Financial, Inc. and its subsidiaries (Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Waddell & Reed Ivy Investment Company) jointly filed with the Securities and Exchange Commission a Schedule 13G dated January 30, 2004 (the "Waddell 13G"). The address of Waddell & Reed Financial, Inc. and each of its subsidiaries are the same. Waddell & Reed Financial, Inc. through its subsidiaries beneficially owns the number of shares of Common Stock indicated above and, each subsidiaries' individual holdings can be found in the Waddell 13G. According to the Waddell 13G, such number includes the following for Waddell & Reed Financial, Inc.: sole voting power - 2,946,320; shared voting power - 0; sole dispositive power - 2,946,320 and shared dispositive power - 0.

(2) Mazama Capital Management, Inc. filed with the Securities and Exchange Commission a Schedule 13G dated February 11, 2004 (the "Mazama 13G"). According to the Mazama 13G, such number includes the following: sole voting power - 1,222,700; shared voting power - 0; sole dispositive power
      - 2,377,500 and shared dispositive power - 0.

(3) Strong Capital Management and Richard S. Strong jointly filed with the Securities and Exchange Commission a Schedule 13G dated February 17, 2004 (the "Strong 13G"). The address for Richard S. Strong is c/o Godfrey & Kahn S.C., 780 North Water Street, Milwaukee, WI 53202. According to the Strong 13G, such number includes the following for each filer: sole voting power - 0; shared voting power - 1,781,189; sole dispositive power
      - 0 and shared dispositive power - 1,844,439.

                             CORPORATE GOVERNANCE

INTRODUCTION

      The Board of Directors undertook a comprehensive review and evaluation of its corporate governance practices beginning in 2001 with the formation of its Governance and Nominations Committee. This process has continued during the past year in light of the Sarbanes-Oxley Act of 2002, new and proposed Securities and Exchange Commission regulations implementing this legislation and new governance and listing standards by the New York Stock Exchange. This on-going process resulted in the Board of Directors adopting in February 2004 a formalized statement of Corporate Governance Practices, new charters for each of the Board's standing committees, a Code of Business Conduct and Ethics that applies to all employees and specifically to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and a number of other new policies and procedures intended to give shareholders greater confidence in the functioning of the corporation, its periodic disclosures and its financial statements. A corporate governance section is maintained on the Company's website that includes key information about the Company's governance initiatives. That information includes the Statement of Corporate Governance Practices, charters for the Audit and Finance, Compensation and Human Resources and Governance and Nominations Committees, Code of Business Conduct and Ethics and Whistleblower Policy. The corporate governance section may be found at www.bombaycompany.com by clicking "About Us", then "Investor Relations" and then "Corporate Governance." Shareholders may also obtain copies of these documents by contacting the Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107 or by calling 817-347-8200. The Board will review and periodically update these documents and policies as it deems necessary and appropriate.

DIRECTOR CANDIDATES

      Any shareholder may recommend a director candidate to the Company. The Board of Directors, through the Governance and Nominations Committee, will consider all such bona fide nominees. Shareholders desiring to recommend a director candidate should submit such nominee, in writing, to: Governance and Nominations Committee, Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107. If the Board, on recommendation by the Governance and Nominations Committee, determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in the Company's proxy card for the shareholders meeting at which his or her election is recommended. The following information should be submitted with the recommendation and the Governance and Nominations Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis:

         a statement from the nominee consenting (i) to be named in the proxy statement and proxy card if selected and (ii) to serve on the Board if elected;

         whether the candidate qualifies as "independent" under the objective New York Stock Exchange listing standards applicable to the Company;

         the nominee's biographical data (including other boards on which the nominee serves), business experience and involvement in legal proceedings, including any involving the Company;

         transactions and relationships between the nominee and the recommending shareholder, on the one hand, and the Company or its management on the other hand;

         the nominee's Company stock trading history and current ownership information;

         any material proceedings to which the nominee or its associates is a party that are adverse to the Company;

         information regarding whether the recommending shareholders or nominees (or their affiliates) have any plans or proposals for the Company;

         whether the nominating shareholders and nominee seek to use the nomination to redress personal claims or grievances against the Company or other or to further personal interests or special interests not shared by shareholders at large; and such other information as the Committee may deem appropriate.

      The minimum qualifications and specified qualities or skills that the Committee believes are necessary to possess are set forth in the Company's Statement of Corporate Governance Practices, which is available on the Company's website at www.bombaycompany.com in the Investor Relations section. These criteria include the candidate's integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

      The process employed by the Company for identifying and evaluating nominees is as follows:

         the collection of a list of potential candidates from, among others, management, board members and shareholder recommendations (either in advance of the annual meeting or from time to time);

         the engagement of a search firm, if deemed appropriate;

         communications with board members and management, particularly the chief executive officer, to identify possible nominees;

         the   evaluation  of  potential  conflicts,  including  financial relationships and plans or proposals to acquire control of the Company;

         the evaluation of whether the candidate would be a "special interest" or "single issue" director to an extent that would impair
         such  director's   ability   to   represent   the   interests  of  all
         shareholders;

         committee meetings to narrow the list of potential candidates;

         interviews with a select group of candidates;

         selection of a candidate most likely to advance the best interests of shareholders; and

         the   recommendation   of   the  candidate  for  Board  approval,
         specifying  the  appropriate  term  and   timing   for  submission  to
         shareholders for election.

      The Governance and Nominations Committee will evaluate candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

COMMUNICATION FROM SHAREHOLDERS

      Any shareholder who desires to contact the Board of Directors, the Lead Director or specific members of the Board may do so by writing to: Board of Directors, Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107. Alternatively, communication may be sent electronically by sending an email to the following address:
BOD@us.bombayco.com. Communications received are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Any issues regarding accounting, internal accounting controls and auditing matters will be forwarded to the Chair of the Audit & Finance Committee for review and consideration. No communication will be screened out without the approval of the appropriate committee chair, unless the communication falls within a general category (e.g., solicitation) that has been identified by the Governance and Nominations Committee as improper or irrelevant.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

      The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The terms of office of the directors in Class A expire with this Annual Meeting. Vacancies on the Board of Directors or newly created directorships may be filled by a vote of the directors then in office and any director so chosen will hold office until the next election of the class for which that director was chosen. Mr. Paul J. Raffin was elected to the Board in December 2002 to fill a vacancy in Class A for the unexpired portion of that term ending with this Annual Meeting. Ms. Susan T. Groenteman and Ms. Laurie M. Shahon were elected to the Board in May 2003 to fill vacancies in Class B with terms expiring in 2005.

      The Board of Directors has nominated three persons for election as directors in Class A at the Annual Meeting to serve for three-year terms expiring in 2007 or until their successors are elected and qualified. Mr. Paul
J. Raffin, Ms. Julie L. Reinganum and Mr. Bruce R. Smith are currently serving as directors and have consented to serve upon election. There is a vacancy in Class C which the Board has elected not to fill at the present time. Shareholders may only vote for the three nominees listed.

                   DIRECTORS WHO ARE NOMINATED FOR ELECTION

                                     PRINCIPAL                             DIRECTOR     TERM TO
DIRECTOR'S NAME       AGE            OCCUPATION                            SINCE        EXPIRE
Paul J. Raffin        50                                                    2002         2007
                                     President
                                     Express, Inc.
Julie L. Reinganum    48                                                    2000         2007
                                     President and Chief Executive Officer
                                     Pacific Rim Resources, Inc.

Bruce R. Smith        62             Business Consultant                    1999         2007

      Additional information regarding the three nominees for election as directors of the Company is as follows:

      Paul J. Raffin was elected to the Board of Directors in December 2002. Mr. Raffin was promoted to President of Express, Inc., a $2.2 billion division of Limited Brands, in February 2004, after having served as Executive Vice President of Merchandising since 1997. Express operates over 1,100 men's and women's fashion stores. Prior thereto he was President, Mail Order of J. Crew from 1995 to 1997, President of Gant, a division of Crystal Brands, from 1994 to 1995 and President of the Colours and Coloursport Division of Colours by Alexander Julian from 1990 to 1994 after being Vice President, General

Merchandising Manager from 1986 to 1990. Mr. Raffin began his retailing career at Bloomingdale's in 1975 and has also held various management positions at Izod Lacoste (Division of General Mills), Merona Sport (Division of Oxford Industries) and Tricots St. Rafael.

      Julie L. Reinganum has been a member of the Board of Directors of the Company since August 2000. Since 1988, she has been President and CEO of Pacific Rim Resources, Inc., a management consulting firm serving multinational corporations. Prior thereto, Ms. Reinganum held positions at American International Group from 1986 to 1988 and at Pacific Telesis International from 1984 to 1986. From 1979 to 1982, she worked for the National Committee on US-China Relations. Ms. Reinganum serves on the boards of the Stanford University Graduate School of Business ACT program, the Hopkins Nanjing Center for Chinese and American Studies, the University of San Francisco Center for the Pacific Rim and Golden Javelin Ltd., a Hong Kong investment firm.

      Bruce R. Smith joined the Board in September 1999. Mr. Smith is a business consultant in the professional services, technology and retail industries. Since September 2001, he has served as a founding partner of i3 Partners Consulting, which provides Board and CEO level consulting to companies and equity capital firms focusing on marketing, sales and customer relationship management. Prior thereto, he was a principal with Nextera/Sibson Consulting Group, responsible for the creation and business development of the equity capital services practice. From 1994 to 1998, Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of Integration Alliance Corporation, a distribution, integration and marketing company that provided a high value, complex systems channel model for the Hewlett Packard UNIX, 3000 and NT environments. Prior thereto, he was President, Client Systems Company of Distribution Resources Corporation from 1991 to 1994.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. RAFFIN, MS. REINGANUM AND MR. SMITH AS DIRECTORS OF THE COMPANY.

               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                          PRINCIPAL                              DIRECTOR    TERM TO
DIRECTOR'S NAME           AGE             OCCUPATION                             SINCE       EXPIRE
James D. Carreker         56                                                     2002        2006
                                          Chairman of the Board and
                                          Chief Executive Officer

John H. Costello          56              Executive Vice President               2001        2005
                                          Merchandising and Marketing
                                          The Home Depot
Susan T. Groenteman       49                                                     2003        2005
                                          Chief Investment Officer
                                          Aimbridge Holdings
Laurie M. Shahon          52                                                     2003        2005
                                          President
                                          Wilton Capital Group
Nigel Travis              54                                                     2000        2006
                                          President and Chief Operating Officer
                                          Blockbuster Inc.

      Additional information regarding the continuing directors of the Company is as follows:

      James D. Carreker was elected  to  the  Board of Directors and named Non-
Executive Chairman of the Board in December 2002.   In  June 2003, he was named

Chief Executive Officer and retained the role of Chairman of the Board. Mr. Carreker is also the founder and owner of JDC Holdings, Inc., a private equity investment firm in Dallas, Texas. He served as Chairman of the Board of Wyndham International, Inc. from March 1999 to October 2000 and as Chief Executive Officer of Wyndham International from January 1998 to June 1999. Mr. Carreker has also served as President, Chief Executive Officer and as a director of Wyndham Hotel Corporation, as the managing general partner of Wyndham Hotels, and as President and Chief Executive Officer of Trammell Crow Company. He began his retailing career in 1972 with Federated Department Stores, Inc. His retail experience includes various positions with Federated Department Stores, Inc., including President of Burdines, Inc., and as Senior Vice President of Finance and Operations of Sanger-Harris, Inc. He serves on the boards of directors of CBRL Group, Inc. and Carreker Corporation.

      John H. Costello was elected to the Board of Directors in April 2001. He currently serves as Executive Vice President, Merchandising and Marketing of The Home Depot. Prior to joining The Home Depot in November 2002, Mr. Costello was an advisor to and Chief Global Marketing Officer of Yahoo! Inc. from September 2001 to October 2002. Prior thereto, Mr. Costello was President and Chief Executive Officer of MVP.com, an internet retailer principally engaged in the business of selling outdoor and sporting goods merchandise, from September 1999 to May 2001. He served as President of AutoNation Inc. from December 1998 to August 1999 and as Senior Executive Vice President of Sears, Roebuck & Co. from 1993 to 1998, where he was a member of the Sears Executive Committee and served on the Board of Directors of Sears Canada, Inc. He is a director and past Chairman of The Advertising Council, a director and past Chairman of the Association of National Advertisers, and a director of the Retail Advertising and Marketing Association.

      Susan T. Groenteman was elected to the Board of Directors in May 2003. She is currently Chief Investment Officer of Aimbridge Holdings, a position she has held since February, 2004. Aimbridge Holdings owns businesses engaged in the financial services, hospitality and automotive industries. Ms. Groenteman was formerly Chief Investment Officer of Crow Holdings, Inc. in Dallas, Texas, where she was employed from 1986 to 2003. Crow Holdings is a diversified investment holding company with a variety of interests including financial investments, real estate related businesses and other private operating businesses. Ms. Groenteman's career includes positions at General Electric Credit Corporation, Arthur Andersen, where she practiced as a Certified Public Accountant, and at Trammell Crow Hotel Company. Her other board roles include Jones Blair Company, a private company and Gilda's Club North Texas, a charitable cancer support organization.

      Laurie M. Shahon was elected to the Board of Directors in May 2003. She is the founder and President of Wilton Capital Group, a private direct investment firm headquartered in New York City. The primary focus of Wilton Capital is consumer products, retailing, financial institutions, distribution, healthcare and telecommunications. Ms. Shahon's background includes positions with Morgan Stanley, Salomon Brothers and `21' International Holdings. She currently serves on the Board of Directors of Safelite Group, Inc.

      Nigel Travis was elected to the Board of Directors in August 2000 and currently serves as Lead Director for the Board. He is also President and Chief Operating Officer of Blockbuster Inc. Prior to this appointment, Mr. Travis served at Blockbuster as Executive Vice President and President, Worldwide Stores Division from December 1999 to October 2001, as President, Worldwide Retail Operations from 1998 to 1999, as Executive Vice President and President, International from 1997 to 1998 and as Senior Vice President, Europe from 1994 to 1997. Prior to his services with Blockbuster, Mr. Travis was employed by Grand Metropolitan from 1985 to 1994, with his final position as Managing Director, Europe, Middle East and Africa for Burger King Corporation, headquartered in Uxbridge, England. Mr. Travis also served as the senior independent director and was a member of the Audit Committee of the Board of Directors of Limelight, PLC in the UK from October 1996 to August 2000. He currently serves on the Board of Directors of the Video Software Dealers' Association (VSDA).

MEETINGS AND COMMITTEES OF THE BOARD

      For the fiscal year ended January 31, 2004 ("Fiscal 2003"), the Board of Directors met nine times. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings of the Board or any of its committees. Although the Company does not have a formal policy requiring them to do so, it encourages its directors to attend the Annual Meeting. All directors attended the Annual Meeting last year. The Board has three standing Committees, described below. Committee appointments are recommended by the Governance and Nominations Committee at or near the beginning of each fiscal year and are approved by the Board at its next meeting. Each committee is governed by a written charter which expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. Current copies of the charters of each committee are available to shareholders on the Company's website at www.bombaycompany.com in the Investor Relations section or on request from the office of the Corporate Secretary.

      Audit and Finance Committee. The Audit and Finance Committee consists of Laurie M. Shahon (Chair), Susan T. Groenteman, Julie Reinganum and Nigel Travis, each of whom is an independent director under the current listing standards of the New York Stock Exchange. The Board of Directors is in the process of evaluating the independence of each member of the Audit and Finance Committee with respect to the amended New York Stock Exchange listing standards that become effective as of the Annual Meeting. The Board of Directors will ensure that each member of the Audit and Finance Committee qualifies as independent under the amended New York Stock Exchange listing standards as of the date of their effectiveness. All the committee members are "financially literate," and the Board has determined that Ms. Shahon, the Committee Chair qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit and Finance Committee assists the Board in monitoring the quality and integrity of the Company's financial reports and accounting and reporting practices, the adequacy of the Company's internal accounting and financial controls, the independence and performance of the Company's internal and external auditors, and the compliance with the Company's Code of Business Conduct and Ethics. The Audit and Finance Committee has the sole authority to retain, compensate and terminate the Company's independent auditors. Its duties are set forth in a written Audit and Finance Committee Charter, a copy of which is attached as Appendix "A" to this Proxy Statement, and are further discussed in the Audit Committee Report. The Committee met 11 times during Fiscal 2003.

      Compensation and Human Resources Committee. The Compensation and Human Resources Committee consists of Bruce Smith (Chair), John Costello, Paul Raffin and Julie Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also evaluates the Chief Executive Officer and recommends to the Board of Directors annual salaries and bonus programs and administers certain retirement, stock option and other plans covering executive officers. Further details of the Committee's activities during Fiscal 2003 are described in the Report of the Compensation Committee contained in this Proxy Statement. The Committee met four times during Fiscal 2003.

      Governance and Nominations Committee. The Governance and Nominations Committee consists of Nigel Travis (Chair), John Costello and Bruce Smith, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Committee was formed to address governance issues, to ensure that the Board and its Committees carry out their functions in accordance with governing law, regulations and their charters, to ensure that an assessment of the effectiveness of the Board and its Committees is completed at least on an annual basis, and to identify, recruit, nominate and orient new directors. It also has the responsibility for shaping Bombay's corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and director compensation. The Committee has adopted a policy regarding, and will consider nominations submitted by shareholders. See discussion under "Director Candidates." The Committee met four times during the fiscal year.

COMPENSATION OF DIRECTORS

      Fees. During Fiscal 2003, compensation for non-employee directors was set as follows:

                       Annual Retainer........................   $35,000
                       Lead Director Retainer.................    50,000
                       Committee Chair Additional Retainers:
                           Audit and Finance Chair............    15,000
                           Compensation and Human Resources Chair 10,000
                           Governance and Nominations Chair...     5,000
                       Board Meeting Fee......................     1,500
                       Committee Meeting Fee..................     1,000
                       Telephone Meeting Fee..................       500

      The Lead Director is not paid the additional Committee Chair retainer. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. The Company also reimburses directors for travel, lodging and related expenses incurred in attending meetings and provides directors with travel accident and directors' liability insurance.

      Stock Options/Fees in Stock/Deferrals. Members of the Board receive stock options and may opt to receive fees in the form of Common Stock or to defer those fees in the form of stock units pursuant to the Non-Employee Directors' Equity Plan (the "Directors' Plan"), adopted in 2001.

      The Directors' Plan provides for an initial grant of a nonqualified option to new directors and an automatic annual grant of nonqualified options to continuing directors on the third business day after the Company issues its press release summarizing the Company's operating results for the prior fiscal year. The initial and automatic annual option grants are 10,000 shares. Committee chairs are awarded an additional option grant covering 2,500 shares on an annual basis. The initial grant vests 20% per year over a five-year period and the annual grants vest in full six months after the grant. In the event of a change in control, as defined in the plan, all outstanding options become immediately exercisable.

      Non-employee directors may opt to be paid their fees in the form of Common Stock distributed to such director on a quarterly basis. Alternatively, non-employee directors may choose to defer the receipt of annual and committee chair retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. The stock units, which are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the plan, all stock units are immediately payable.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

      The Audit and Finance Committee assists the Board of Directors by providing independent, objective oversight of the integrity of the financial statements, compliance with legal and regulatory requirements and the independence, qualifications and performance of the independent auditors and the internal auditors. The Audit and Finance Committee operates under a written charter adopted by the Board of Directors that is attached as Appendix "A" to this Proxy Statement.

      Management is responsible for the Company's financial statements, the related internal controls over financial reporting and compliance with legal and regulatory requirements. The independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and expressing their opinion on the conformity of those statements with generally accepted accounting principles. The internal auditors are responsible for evaluating the effectiveness of the Company's processes and related controls.

      In fulfilling its oversight responsibilities, the Audit and Finance Committee met 11 times during 2003 with the independent auditors and management present. Its regular quarterly meetings also include sessions with the independent auditors and the Director of Internal Audit without management present. During the course of these meetings, members of the Committee reviewed and discussed with management and with PricewaterhouseCoopers LLP the audited financial statements for the year 2003, their judgments as to the quality not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted auditing standards. It also reviewed and discussed the internal controls over financial reporting, the audit plans and results, and the matters required to be discussed with PricewaterhouseCoopers LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Audit and Finance Committee reviewed the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standard Board Standard No. 1, as amended, and have discussed with PricewaterhouseCoopers their independence, particularly the compatibility of the provision of non-audit services by the independent auditor with the auditors' independence.

      Based on this, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the Securities and Exchange Commission. In addition, the Audit and Finance Committee reported to the Board of Directors that it had selected PricewaterhouseCoopers as the Company's independent auditors for the year 2004 and would solicit the ratification of such choice from shareholders at the Annual Meeting.

                                                 Laurie M. Shahon, Chair
                                                 Susan T. Groenteman
                                                 Julie L. Reinganum
                                                 Nigel Travis

INDEPENDENT AUDITORS FEES

      The following table presents the aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2004 and February 1, 2003.

                                             Fiscal 2003      Fiscal 2002
                     Audit Fees (1)......... $245,333         $205,341
                     Audit-Related Fees (2).   15,000           12,721
                     Tax Fees (3)...........   75,214          109,365
                     All Other Fees.........        0                0
                     Total Fees.............  $335,547        $327,427


(1) Audit Fees are fees related to professional services rendered in connection with the audit of the Company's annual financial statements, the reviews of the financial statements included in each Quarterly Report on Form 10-Q and statutory audits.

(2) Audit-Related Fees are fees for assurance and related services and consisted primarily of Sarbanes-Oxley Section 404 review work in Fiscal 2003 and an internal control review in a foreign office in Fiscal 2002.

(3) Tax Fees are fees billed for professional services related to tax returns, tax planning and advice and assistance with international tax audits. Tax compliance fees were $66,610 and $54,888 in Fiscal 2003 and Fiscal 2002, respectively. Tax consulting services totaled $8,604 and $54,477 in Fiscal 2003 and Fiscal 2002, respectively.

AUDIT COMMITTEE'S PRE-APPROVAL POLICY AND PROCEDURES

      During fiscal year 2003, the Audit and Finance Committee adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. The Company may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit and Finance Committee or the engagement to render the service is entered into pursuant to the Audit and Finance Committee's pre-approval policies and procedures. Under the pre-approval policy, the Audit and Finance Committee pre-approves by type and amount the services expected to be provided by the independent auditors during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Audit and Finance Committee meeting. Any services to be provided by the independent auditor that are not pre-approved as part of the annual process, must be separately pre-approved by the Audit and Finance Committee, including the related fees. The Audit and Finance Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management.

      The types of services the Audit and Finance Committee pre-approves annually are audit, audit-related and certain tax services. Audit services include the annual audit and quarterly reviews, statutory audits, and normal assistance with periodic SEC filings. Audit-related services include consultation on the application of proposed accounting and auditing standards and consultation on the accounting for proposed transactions. Tax services include assistance in the preparation of income tax returns, and in examinations by taxing authorities and consultation on related tax matters.

      The Audit and Finance Committee may delegate to the Chairman or one or more other members of the Committee the authority to grant approvals between

Audit and Finance Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit and Finance Committee at its next meeting

      During fiscal year 2003, no services were provided to the Company by PricewaterhouseCoopers LLP other than in accordance with the pre-approval policies and procedures described above.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                                 (Proposal 2)

      Our Audit and Finance Committee has selected the firm of PricewaterhouseCoopers LLP, as our independent auditors for the fiscal year ending January 29, 2005. Although shareholder approval of the selection of PricewaterhouseCoopers, LLP is not required by law, our Board of Directors believes that it is appropriate to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2004 Annual Meeting, our Audit and Finance Committee will reconsider their selection of PricewaterhouseCoopers, LLP.

      Representatives of PricewaterhouseCoopers, LLP are expected to be present at the 2004 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from the shareholders.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT AUDITORS FOR THE 2004 FISCAL YEAR.

                       EXECUTIVE OFFICERS OF THE COMPANY

CURRENT EXECUTIVE OFFICERS

      The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

                                             POSITION(S) HELD WITH                    OFFICER OF THE COMPANY SINCE
NAME                    AGE                        THE COMPANY

James D. Carreker       56   Chief Executive Officer and                                          2003
                             Chairman of the Board
Stephen Farley          49   Executive Vice President, Marketing and Merchandising                2002
Brian N. Priddy         47   Executive Vice President, Operations                                 1998
Elaine D. Crowley       45   Senior Vice President, Chief Financial Officer and Treasurer         1996
Lucretia D. Doblado     40   Senior Vice President, Chief Information Officer                     2003
Donald V. Roach         46   Senior Vice President, Strategic Planning                            2002
John C. Beuttell        56   Vice President, International Strategies                             2000
James D. Johnson        57   Vice President, Human Resources                                      1998
Michael J. Veitenheimer 47   Vice President, Secretary and General Counsel                        1985

BUSINESS EXPERIENCE

      Mr.  Carreker's  business   experience   is  provided  under  "Continuing
Directors Whose Terms Are Not Expiring."

      Stephen Farley currently serves as Executive Vice President, Marketing and Merchandising. He joined Bombay as Senior Vice President, Marketing in May 2002 and assumed the additional responsibilities for merchandising in August 2002. Prior to Bombay, Mr. Farley served as Chief Marketing Officer for J. C. Penney Company, Inc. from April 1999 to January 2001 and was Senior Vice President and a member of the Senior Management Committee of Payless ShoeSource, Inc. from 1992 to 1999. Mr. Farley has also held the positions of Senior Vice President and Group Account Director and Executive Vice President, Director Account Management for the Earl Palmer Brown, Inc. advertising agency, Senior Director, Advertising for Pizza Hut, Inc. and Senior Vice President, Management Supervisor at Saatchi and Saatchi, Inc.

      Brian N. Priddy has served as Executive Vice President, Operations since February 2001, after having served as Senior Vice President, Store Operations since April 1998. Prior to joining Bombay, Mr. Priddy was a member of the Senior Strategic Leadership Team for Sears, Roebuck and Company from July 1993 to April 1998 and as Regional Merchandise Manager for Montgomery Wards, Director of Stores for Lillie Rubin Incorporated and as Regional Vice President of Stores for Maison Blanche department stores.

      Elaine D. Crowley was named Senior Vice President, Chief Financial Officer and Treasurer in February 2002, after having served as Vice President, Chief Financial Officer and Treasurer since December 2000. She was named Vice President, Finance and Treasurer in January 1996, after having served as Corporate Controller since January 1995. Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from January 1991 to December 1994, and Controller from August 1990 to December 1990. Ms. Crowley was with Price Waterhouse from 1981 to 1990.

      Lucretia D. Doblado joined the Company in October 2003 as Senior Vice President and Chief Information Officer. Prior to that time, Ms. Doblado was employed by Accenture in its retail practice from 1986 to 2002. As a retail consulting partner, she had extensive experience developing strategic technology solutions for retailers such as J.C. Penney Company, Inc., Blockbuster Inc., Zale Corporation, CompUSA Inc. and Hallmark Cards, Inc.

      Donald V. Roach currently serves as Senior Vice President, Strategic Planning as a result of his promotion from Vice President, Finance in September 2002. Mr. Roach joined Bombay in March 2002 as Vice President, Finance after having served as Acting Chief Financial Officer on a consulting basis for
Guess? Inc. from March 2001 until February 2002, and as Executive Vice President, Chief Operating Officer of eFanshop Inc. from October 2000 to January 2001. Mr. Roach has held a number of positions at Footstar Inc. and Melville Corporation and its subsidiaries, including Senior Vice President, Operations and Finance at Footaction USA from 1997 to 2000, Vice President and Corporate Controller at Footstar Inc. from 1996 to 1997, Senior Vice President and Chief Financial Officer of Footaction USA from 1991 to 1996 and Vice President and Chief Financial Officer of Fan Club from 1990 to 1991.

      John C. Beuttell has served as Vice President, International Strategies since October 2000. Before joining Bombay, Mr. Beuttell served as Director of International Marketing and Sales for Ben & Jerry's Homemade, Inc. from March 1997 to September 2000. Prior thereto, Mr. Beuttell served as Senior Vice President, Marketing for Galoob Toys, Inc. and as Executive Vice President, International for YES! Entertainment.

      James D. Johnson joined Bombay in August 1998, as Vice President, Human Resources. Prior thereto, Mr. Johnson served as Regional Human Resources Manager for Sears Product Service for the Dallas and Memphis Region, and as District Human Resources Manager for Sears Retail Organization from December 1994 to August 1998. Prior thereto, Mr. Johnson was employed by Federated Department Stores in the Abraham & Strauss division as Area Director of Human Resources, Director of Human Resources/Operations and Merchandising Group Manager.

      Michael J. Veitenheimer has served as Vice President, Secretary and General Counsel since August 1994. Mr. Veitenheimer joined Bombay in November 1983 as General Counsel and Assistant Secretary, and was named Secretary of the Company in July 1985. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

TERMS OF OFFICE; RELATIONSHIPS

      The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table includes individual compensation information on the Company's Chief Executive Officer and the four other most highly paid executive officers for the last three fiscal years.

                                                SUMMARY COMPENSATION TABLE

                                                                           Long-Term Compensation

                                                                                   Awards
    Name and Principal     Fiscal          Annual             Other
         Position           Year        Compensation          Annual     Restricted          Stock           All
                                                             Compen-     Stock (2)          Options          Other
                                       Salary   Bonus        sation (1)     ($)              (#)        Compensation (3)
                                        ($)      ($)           ($)                                          ($)
James D. Carreker,          2003     0(5)        424,747         -         750,000(5)       400,000          1,203
Chief Executive Officer (4)

Stephen Farley,
Executive Vice President,   2003     306,539     143,844         -         438,000           75,000          4,232
Marketing and               2002     170,769     144,527         -            -             125,000            306
Merchandising (4)

Brian N. Priddy,            2003     315,200     151,027         -            -              60,000         21,730
Executive Vice President,   2002     287,716     180,658         -            -              50,000         14,046
Operations                  2001     275,000        -            -         138,000           80,000         14,870

Elaine D. Crowley,          2003     246,200      99,228         -            -              40,000         19,197
Senior Vice President,      2002     231,177     138,506         -            -              50,000         11,232
Chief Financial Officer     2001     200,000        -            -            -              15,000         11,572
and Treasurer

John C. Beuttell,           2003     230,000      74,132         -            -              30,000          4,036
Vice President,             2002     225,000      99,362         -            -              50,000          3,991
International Strategies    2001     233,654      25,000         -            -                 -            3,108


(1) "Other Annual Compensation" covers forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive officer received such compensation or perquisites which exceeded the threshold level for disclosure purposes.

(2) At the end of Fiscal 2003, Mr. Brian N. Priddy and Mr. Stephen Farley held restricted stock awards covering 25,000 shares and 50,000 shares of stock respectively, which shares had total values of $188,250 and $376,500 based upon the closing market price of the Common Stock on January 30, 2004. Mr. Priddy's stock award was granted in 2001 and vested at the rate of 10,000 shares on February 6, 2002, 15,000 shares on February 6, 2003 and 25,000 shares on February 6, 2004. Mr. Farley's award was granted in 2003 and vests at the rate of 10,000 shares on May 6, 2004, 15,000 shares on May 6, 2005 and 25,000 shares on May 6, 2006.
      The Company has historically not paid dividends on its Common Stock and it does not expect that dividends will be paid on the restricted stock.

(3) The totals in this column reflect the aggregate value of the Company's contribution to each named executive officer under the 401(k) Savings Plan, Supplemental Stock Plan, and Executive Disability Plan, and insurance and severance-related payments, if applicable. For Fiscal 2003, these amounts were as follows: James D. Carreker: $0; $0; $489; and $714. Stephen Farley: $1,454; $0; $1,930; and $848. Brian N. Priddy:
      $9,333;  $9,547;  $2,040  and  $810.   Elaine D. Crowley: $8,912; $7,457;
      $2,040 and $788.  John C. Beuttell: $0; $0; $2,040 and $1,996.

(4)   Mr. Carreker was named Chief Executive Officer  on  June  3,  2003.   Mr.
      Farley joined the Company in May 2002 and his compensation shown for Fiscal 2002 is for a partial year.

(5) Mr. Carreker was named Chief Executive Officer on June 3, 2003. Pursuant to his employment agreement, he was entitled to receive a base salary of $600,000 or, if he elected to receive his base salary in the form of restricted stock vesting in full at the end of three years, he was entitled to a grant of restricted stock valued at 1.25 times base salary. He elected to take stock and was granted 81,256 shares. At January 30, 2004, the shares had a value of $611,858. Similar elections may be made each year on or about the anniversary date of Mr. Carreker's appointment.

STOCK OPTION GRANTS

      The following table provides information concerning the grant of stock options under the 1996 Long-Term Incentive Stock Plan to the individuals named in the Summary Compensation Table during Fiscal 2003.


                            OPTION GRANTS IN LAST FISCAL YEAR

                    Options    Percent of
                    Granted    total options                                     Grant Date
                    (#) (1)    granted to         Exercise or                    Present
                               employees in       base price       Expiration    Value $
      Name                     fiscal year        ($/share)(2)     Date            (3)
James D. Carreker   400,000      34.9%              $9.23          6/03/13      $2,180,000

Stephen Farley       75,000       6.5%              $5.48          2/06/13        $237,750


Brian N. Priddy      60,000       5.2%              $5.48          2/06/13        $190,200

Elaine D. Crowley    40,000       3.5%              $5.48          2/06/13        $126,800

John C. Beuttell     30,000       2.6%              $5.48          2/06/13         $95,100


(1) Grants of options to purchase shares of Common Stock under the 1996 Long-Term Incentive Stock Plan vest from the date of grant at a rate of 33% per year for three years and expire on the tenth anniversary of the date of grant. The plan provides that in the event of a change in control, as defined therein, all options granted under the plan immediately become exercisable for a period of 60 days after the effective date of such change in control. The Plan prohibits option repricing.

(2) Exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3) The grant date present values were determined by using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future increases in the price of the Common Stock. The options expiring on June 3, 2013 had a grant date present value of $5.45 per share. The options expiring on February 6, 2013 had a grant date present value of $3.17 per share. The Black-Scholes valuation model was based upon the following assumptions: volatility of 65.7% based on a historical daily average over a five year period, expected life of options at five years; no expected dividends; and a risk-free interest rate range of 3.34% to 3.53%.

STOCK OPTION EXERCISES AND HOLDINGS

      The following table provides information with respect to the exercise of options by the individuals named in the Summary Compensation Table during the last fiscal year and the value of unexercised options held as of January 30, 2004.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES

                                                           Number of               Value of
                                                      Securities Underlying     Unexercised In-the-
                 Shares Acquired                         Unexercised            Money Options at
                 on Exercise (#)   Value Realized      Options at 1/31/04         1/31/04 ($) (2)
                                    ($) (1)               Exercisable/              Exercisable/
      Name                                               Unexercisable            Unexercisable
James D. Carreker          0              0            24,000 / 416,000          64,920 / 41,280
Stephen Farley        41,667            193,858        25,000 / 133,332         51,252 / 385,063
Brian N. Priddy      240,254          1,754,802        113,334 / 56,665        308,658 / 167,827
Elaine D. Crowley     59,939            536,396        164,929 / 43,332        496,490 / 140,495
John C. Beuttell      53,335            222,598        45,000 / 36,665         183,614 / 126,828


(1) The "value realized" represents the difference between the option's exercise price and the value of the Company's common stock at the time of exercise.

(2) Value based on the closing price of the Common Stock on January 30, 2004, $7.53 per share, less the option exercise price.

EXECUTIVE OFFICER AGREEMENTS

      The Company has entered into an employment agreement with Mr. Carreker pursuant to which he is employed as Chief Executive Officer and Chairman of the Board of Directors. The agreement runs through June 3, 2006 and extends automatically until June 3, 2007 unless the Company or Mr. Carreker gives notice to the contrary. During the term of this agreement, Mr. Carreker will receive an annual base salary of not less than $600,000, and an incentive bonus for each fiscal year based upon Company and individual performance which shall not exceed 150% of his base salary. Details regarding the base salary and bonus opportunity are discussed in the Compensation and Human Resources Committee Report. Mr. Carreker is entitled to participate in all benefit plans available to other executive officers of the Company during the employment term and, in the event of his death during the employment term, his estate will receive a prorated incentive bonus for the year in which his employment terminates.

      In the event Mr. Carreker's employment is terminated by the Company without cause during the employment term, Mr. Carreker will receive one year's base salary, payable in accordance with the general policies and procedures for payment of compensation to executive officers and the incentive bonus that he would have received for the fiscal year of his termination. Any unvested stock options that would have vested during the one year period following termination will vest immediately and, with his other outstanding options, will be exercisable for a period of 90 days following termination. All restricted stock held by Mr. Carreker for a period of one year or more and a prorated number of restricted shares granted during the year of termination shall cease to be subject to restrictions and shall be distributed to Mr. Carreker.

      In the event that Mr. Carreker's employment is terminated by the Company, or Mr. Carreker voluntarily terminates his employment for good reason, during the one year period following a change in control of the Company, Mr. Carreker will receive two times the sum of his base salary in effect immediately prior to the change in control plus the average of his incentive bonus for the two years prior to the change in control, payable in the form of a lump sum. In addition, all restricted stock granted to Mr. Carreker will cease to be subject to restrictions and shall be distributed to him. All unvested options shall immediately vest and all options held by Mr. Carreker shall remain exercisable for a period of one year thereafter.

      In the event that Mr. Carreker's employment is terminated for any other reason, Mr. Carreker will receive his base salary earned to the date of termination. Any stock options that he holds will be exercisable and terminate in accordance with the terms of the Company's stock plan, and any unvested restricted stock will lapse. The agreement also contains a one year non-competition covenant and a one year non-solicitation covenant with regard to employees, suppliers and customers, both of which become effective upon termination of Mr. Carreker's employment for any reason.

      In August 2002, the Company entered into a severance agreement with Mr. Brian N. Priddy. Pursuant to the agreement, if his employment is terminated without cause, he is entitled to compensation of up to 24 months base salary, twelve months guaranteed and twelve months subject to offset by earnings from subsequent employment. Upon a change in control, all restricted stock vests, all options become exercisable and the severance pay provisions are activated.

      For other executive officers and other members of senior management, the Company has adopted a severance policy that provides for severance payments in the form of salary continuation equal to 12 months for Executive Vice Presidents and Senior Vice Presidents and nine months for Vice Presidents. All such payments terminate at the time of subsequent employment.

      For  Mr. Farley, Mr. Priddy and Ms.  Crowley,  the  Board  has  approved, subject to drafting, change of control agreements that provide lump sum payments of two times the sum of base salary and annual incentive bonus upon involuntary termination of employment without cause or a termination by the executive with good reason within two years after or six months prior to a change in control, as defined in the agreements. The annual bonus is calculated on the basis of the greater of the average of the paid bonus for the prior three years or the target bonus established by the Compensation and Human Resources Committee for the year in which the change in control occurs. Additionally, all stock options shall immediately vest and all restricted stock shall cease to be subject to any restrictions and will be distributed to the executive. These agreements have a three year term with a one year evergreen renewal, subject to a six month notice of non-renewal.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

      The Compensation and Human Resources Committee of the Board of Directors (the "Compensation Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid, and long-term incentives granted to the Company's executive officers. The Compensation Committee consists of four independent directors. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed and approved by the full Board.

      During  the  latter  half   of   the  Company's  2002  fiscal  year,  the
Compensation Committee initiated a comprehensive review of the Company's executive compensation process. It engaged Watson Wyatt as its compensation consultant for this analysis. The project resulted in a revised, written executive compensation philosophy and a significantly improved process for evaluating and competitively compensating the Company's executive officers.

      Compensation Philosophy. The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives, which create a strong focus on growth in earnings per share and the enhancement of shareholder value. This has not changed. Rather, the Compensation Committee reiterated in the new philosophy statement that compensation beyond base salary is to be driven by the Company's and the executives' achievements on behalf of shareholders. Executive compensation is intended to be performance-based at a level warranted by Company results, the executive's business unit performance, the executive's individual contributions and competitive market compensation practices. The executive compensation process is guided by the following principles:

         PERFORMANCE   BASED:  We  focus  on  specific,  value   improving
         performance objectives.

         OBJECTIVE: Wherever possible, we use quantitative measures to measure achievement, recognizing that the Compensation Committee and senior executive judgment are continually required.

         COMPLETE:   The  programs  are  designed  to  meet  the needs and
         requirements   of  the  executives,  be  consistent  with  competitive
         practice, and be appropriate from a shareholder perspective.

         FLEXIBLE:   The executive compensation program will be revised as
         business conditions, executive needs and shareholder requirements change.

         CLEAR AND UNDERSTANDABLE: The executive compensation program is designed and managed in a way to achieve on-going clarity and understanding through the development and implementation of a formal Management by Objectives ("MBO") program.

         APPEALING TO EXECUTIVE: The executive compensation program is monitored to assure its effectiveness based on motivation, retention and recruitment, among other things.

        This program consists of competitive base salaries, a bonus program based on successfully achieving predetermined financial and individual performance goals and an emphasis on equity ownership. These compensation elements address both short-term and long-term performance goals. It is understood that the Company's success and ability to properly manage its growth and improve shareholder returns depend, to a significant extent, both upon the performance of the Company's current senior management team and its ability to attract, hire, motivate and retain additional qualified management personnel in the future. It is further recognized that the inability to recruit and retain such personnel, or the loss of critical management, could have an adverse impact on the Company. With these understandings, the Compensation Committee used the following principal objectives to establish the Fiscal 2003 compensation plan:

(1) Officer total compensation was targeted at approximately the 60th percentile of market levels as demonstrated by competitive data;

(2) A performance-based annual incentive plan design was utilized with results based on both Company and individual performance practices;

(3) A comprehensive MBO program was implemented with quantitative measures to gauge achievements in performance.

(4)   The retention of key management resources was a high priority; and

(5)   Equity ownership by senior management needed to continue to grow.

      The Company uses the Standard & Poors Specialty Stores Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Compensation Committee focuses on a narrower group of retailers (the "Comparative Group"), along with national survey data. The Comparative Group is reviewed by the Compensation Committee annually, and changes to the group are made as necessary for comparability purposes. The Compensation Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent. To further refine comparability, the Compensation Committee also reviews compensation practices for a modified peer group containing the eight companies in the Comparative Group closest to Bombay in net sales volume, with a range of $340 million to $730 million.

      Base Salaries. The Compensation Committee reviews and approves salaries for the CEO and the other executive officers generally on an annual basis. Recommended base salaries are reviewed and set based on information derived from the Comparative Group and national surveys of compensation data, as well as evaluations of the individual executives' positions, performance and contribution. In making salary decisions, the Compensation Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. A ranking process is used to evaluate the executive officers as to their overall performance and contribution to determine the appropriate salary merit increase on a relative individual basis and to meet an overall Company salary increase budget. Salaries of Company executives are generally set at or near median levels. Base salary merit increases were given at the beginning of Fiscal 2002, ranging from 1.6% to 6.3% and with an average of 3.4%. A subsequent adjustment was made to Mr. Farley's base salary due to his promotion to Executive Vice President and his assumption of additional duties and responsibilities.

      Annual Incentive Bonus. Annual incentive bonuses for executive officers are designed to satisfy the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance with a lesser, but still meaningful, portion tied to the satisfaction of specific individual MBOs. For 2003, the bonus allocation was set at 75% based on Company results and 25% based on individual performance. Target bonus levels are based on a percentage of each executive officer's base salary, ranging from 40% to 100%.
      The Company's Executive Management Incentive Compensation Plan (the "Incentive Plan"), provides for the creation of a bonus pool based upon measurements of shareholder return, principally on improvement in earnings. The bonus pool is derived by setting aside a fixed percentage of pre-tax profits and contains a profit threshold that must be met for the payment of any bonus based on profitability. The profit percentage and other shareholder return measurement elements, if applicable, along with the minimum thresholds, are established by the Compensation Committee and approved annually by the Board of Directors.

      Compensation Results. The Company's performance for Fiscal 2003 was reviewed by the Compensation Committee, which determined that the results exceeded the minimum profit threshold criteria for the fiscal year. Therefore, profit-based bonuses equal to 74% of target levels were earned. Additionally, the Compensation Committee evaluated each executive officer on his or her satisfaction of individual objectives to determine bonus payments for that component of the annual incentive. Actual bonus payments are reflected in the Summary Compensation Table.

      Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. To further this goal, in Fiscal 2003 members of senior management, including the executive officers, were awarded incentive and non-qualified stock options. These grants are reflected in the Summary Compensation Table and Option Grants in Last Fiscal Year table contained in this Proxy Statement.

      Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Compensation Committee, generally once per year. The number of shares covered by such awards is determined based upon benchmarks for comparable positions and an assessment of the individuals' performance. The Compensation Committee considers the recommendation of and relies on information provided by the CEO in determining awards to be granted to the non-CEO executive officers. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company's Common Stock on the date of grant. Options typically vest over a three-year period (33% per year) and are not dependent on further individual performance criteria. The Compensation Committee believes that the periodic grant of time-vested stock options and restricted stock provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

      CEO Compensation. Mr. James D. Carreker was named CEO on June 3, 2003. Pursuant to his employment agreement, his base salary was set at $600,000 for the first year of his employment. Pursuant to his agreement, he was given the option to take his salary in the form of restricted stock valued at 125% of his base salary which vests at the end of the third year following the date of grant. Mr. Carreker elected this option and was granted 81,256 shares of restricted stock. Mr. Carreker has a similar option for each year of his contract. He was also made a participant in the executive officer annual incentive plans with a target bonus equal to 100% of his base salary (not to exceed 150%) with 75% of bonus determined by Company results and 25% based on satisfaction of individual performance objectives established by the Compensation Committee. Mr. Carreker was further granted 400,000 stock options which vest over a three year period and with an exercise price of $9.23 per share. For Fiscal 2003, based upon Company and individual results, Mr. Carreker was paid a bonus of $424,747.

      Stock Ownership Guidelines. As part of its comprehensive review of compensation and its link to shareholder value, the Compensation Committee established stock ownership guidelines for executive officers. These guidelines are intended to increase the officers' equity stake in the Company and more closely align their interests with those of the shareholders. These guidelines provide that, over a five year period:
         the chief executive officer should acquire and maintain stock ownership equal to five times his base salary;

         the executive and senior vice presidents should acquire and maintain stock ownership equal to twice their base salary; and the vice presidents should acquire and maintain stock ownership equal to their base salary.

      Stock held directly, stock held indirectly through the 40l(k) Savings Plan and a portion of each restricted stock award are taken into consideration when calculating whether an officer meets his or her stock ownership guidelines. All executive officers have met or are making progress toward meeting their stock ownership guidelines.

      Impact of Section 162(m) of the Internal Revenue Code. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. To maintain this deductibility, the Committee adopted and the Board of Directors and shareholders approved the 1996 Long-Term Incentive Stock Plan and the Executive Management Incentive Compensation Plan, as amended.

      The Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Committee is of the opinion that the Company's compensation plans meet these important requirements.

                                                       Bruce R. Smith, Chair
                                                       John H. Costello
                                                       Paul J. Raffin
                                                       Julie L. Reinganum

1999 - 2004 SHAREHOLDERS' TOTAL RETURN GRAPH

      The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Specialty Stores Index for the five-year period ended January 2004. The return values are based on an assumed investment of $100, as of the close of business on the last business day of January 1999, in the Company's Common Stock and in the stock of the companies in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last business day of January for each subsequent year through January 2004.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG THE BOMBAY COMPANY, INC., THE S&P 500 INDEX
                      AND THE S&P SPECIALTY STORES INDEX







                             1/31/99  1/31/00  1/31/01  2/2/02  2/1/03  1/31/04
THE BOMBAY COMPANY, INC.     $100.00  $88.74   $52.73   $50.70  $128.90 $169.69
S&P 500                      $100.00  $110.35  $109.35  $91.70  $70.59  $95.00
S&P SPECIALTY STORES INDEX   $100.00  $68.02   $77.14   $96.73  $82.55  $112.56

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national stock exchange. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent (10%) were complied with during Fiscal 2003, except that a Form 4 reporting a purchase of 156 shares of stock by Mr. Bruce Smith on June 10, 2003 was reported one day late on June 13, 2003, and a Form 4 reporting the acquisition of 20,000 stock options by Mr. James D. Carreker on March 17, 2003 was filed on May 7, 2003 after it was discovered that, although mailed on a timely basis, the form was lost in transit to the SEC.

                             SHAREHOLDER PROPOSALS

      A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for next year's Annual Meeting, which is expected to be held on or about May 25, 2005, must deliver the proposal to the Company no later than December 12, 2004. The Company requests that all such proposals be addressed to the Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107, and mailed by certified mail, return receipt requested.

                                    GENERAL

      A copy of the Annual Report of the Company on Form 10-K for Fiscal 2003 is being mailed with this Proxy Statement. Requests for additional copies of such report should be directed to Investor Relations, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107. The Company's SEC filings, including the 2003 Form 10-K, are available online, at no charge, at www.bombaycompany.com, Investor Relations, SEC Filings, or through the Securities and Exchange Commission website at www.sec.gov.

      Please either date, sign and return the enclosed Proxy or vote by phone or Internet using the instructions on the Proxy card at your earliest convenience. A prompt return of your Proxy will be appreciated, as it will save the expense of additional solicitation.

                                             By Order of the Board of Directors




                                                      MICHAEL J. VEITENHEIMER
                                               Vice President, Secretary
                                                            and General Counsel